Exhibit 28 (h)(6)(B)

AMENDMENT NUMBER 1 TO MONEY MARKET SERVICES AGREEMENT

This Amendment Number 1 to the Money Market Services Agreement (the “Amendment”) is made as of March _28_, 2016 by and between the fund identified on Appendix A thereto (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “State Street” and together with the Fund, the “Parties”), and becomes effective on April 14, 2016, and becomes effective on October 14, 2016 for any stress testing requirements that are specifically related to a floating NAV fund.

WHEREAS, Fund and State Street entered into a Money Market Services Agreement dated as of May 1, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Fund and State Street desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.	ENGAGEMENT OF STATE STREET AND SERVICES TO BE PROVIDED

1.1 Services. State Street shall provide the Services, subject to the authorization and direction of the Fund to assist the Fund’s compliance with the requirement of Rule 2a-7 of the 1940 Act (“Rule 2a-7”), that a money market fund conduct based upon certain hypothetical events periodic stress testing of its ability to (i) minimize principal volatility for floating NAV funds or maintain a stable NAV for stable NAV funds and (ii) maintain at least 10% of its total assets in weekly liquid assets.

1.1.1 Standard Stress Testing Suite Services. State Street will provide stress tests based on State Street’s Standard Stress Testing Suite (described below). Testing will be performed daily, weekly, monthly or quarterly as the Fund instructs State Street. State Street risk specialists will be available to assist the Fund in interpreting stress test results. State Street will stress test each Portfolio’s investment portfolio based on a minimum of the following pre-determined events that are part of its Standard Stress Testing Suite:

(a) Increases in the level of short-term interest rates. State Street will test for increases in interest rates by assessing the impact of parallel shifts to the yield curve.

(b) Downgrades and defaults of portfolio securities. Securities downgrades typically occur when credit spreads are widening. State Street will perform tests measuring the impact of credit spreads widening. In addition, State Street will assume that individual securities in a Portfolio’s investment portfolio have defaulted.

(c) Comparative shifts in yields. State Street will measure the impact of widening yields against various industry-standard benchmarks.

(d)    Increase in shareholder redemptions. State Street will perform each of the above tests in various combinations and in combination with various levels of an increase in shareholder redemptions.

State Street may from time to time add additional tests to the Standard Stress Testing Suite and will provide the results of such tests as part of the Services provided to the Portfolio.

1.1.2    Stress Testing Reports. State Street will provide to the Fund stress testing reports at the agreed upon frequency in Excel or pdf format. Each report will include the dates the stress tests were performed and a list of assumptions made. In addition, the reports will display the impacted market value in relation to the amortized value for floating NAV funds or the impacted market value per share for stable NAV funds as well as the percentage of weekly liquid assets.”

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

(c)	The Fund hereby confirms that Appendix A to the Agreement is true, correct and complete in all respects as of the date hereof.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

SECURIAN FUNDS TRUST

On behalf of:

            ADVANTUS MONEY MARKET FUND

By:	/s/ Gary M. Kleist
Name:	Gary M. Kleist
Title:	Treasurer

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